Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 5, 2010

NWN Reports Results for the Third Quarter & Nine-Months Ended Sept. 30, 2010

Gill Ranch Storage Goes In-Service & Company Announces Dividend Increase

Financial & Operating Highlights

•	The company reports a third quarter seasonal loss of $7.4 million or 28 cents per share, compared to a loss of $6.7 million or 25 cents per share in 2009.

•	Year-to-date earnings per share were $1.62 on net income of $43.1 million, compared to $1.64 per share on net income of $43.7 million in 2009.

•	Gill Ranch Storage goes into service in early October.

•	Residential customer rates were reduced 2 percent in Oregon and Washington, effective Nov. 1, 2010.

•	NW Natural ranked as #1 gas utility in the nation for customer satisfaction according to J.D. Power & Associates.

•	Customer growth rate edges higher with 1.2 percent increase over last year, while O&M expense levels remain low.

•	Board authorizes common stock dividend increase of 5 percent.

•	Company reaffirms earnings guidance range of $2.60 to $2.75 per share for 2010.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported results of operations for the third quarter ended Sept. 30, 2010, reflecting a net loss of $7.4 million, or 28 cents per share, compared to a net loss of $6.7 million, or 25 cents per share in the same quarter of 2009.

For the 2010 nine-month-period, net income was $43.1 million per share, or $1.62 per share, compared to $43.7 million, or $1.64 per share in the first nine months of 2009.

According to Gregg Kantor, President and CEO of NW Natural, “The quarter was particularly notable for the fact that we put the Gill Ranch Storage facility in California in-service by early October, reduced gas commodity costs to their lowest level since 2004, and scored highest in the nation in the J.D. Power & Associates customer satisfaction rankings among gas utilities.”

Third quarter financial and operating highlights

Income and earnings per share

Results of operations produced a net loss for the 2010 third quarter of $7.4 million, or 28 cents per share for the quarter, compared to a net loss in 2009 of $6.7 million, or 25 cents per share. Results from utility operations are typically low during the third quarter due to reduced use of natural gas in summer months. As a result, the utility recorded a net loss of $9.1 million (34 cents per share) in the quarter, compared to a net loss of $9.2 million (35 cents per share) in the third quarter of 2009.

NW Natural also provides gas storage services. The gas storage business provided net income of $1.8 million (7 cents per share) in the third quarter of 2010, compared to net income of $2.3 million (9 cents per share) in 2009. These results include income from gas storage services at the Mist facility in Oregon, optimization services from the use of NW Natural’s unused storage and pipeline transportation capacity when these assets are not serving the company’s core utility customers, and start-up expenses at the Gill Ranch Storage facility near Fresno, Calif.

Gill Ranch Storage goes into service

In early October, Gill Range Storage LLC (GRS), a subsidiary of NW Natural, began injecting gas into depleted sandstone gas reservoirs as the new facility went into service. The company’s revised estimate of its share of total construction costs is currently estimated to be between $210 million and $220 million. This new, underground natural gas storage facility is designed to provide 20 billion cubic feet (Bcf) of working gas capacity for the California market. GRS is the operator of the storage facility and 75 percent owner. Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE: PCG), owns the remaining 25 percent.

Rate decreases approved for 2010-11 heating season for customers

NW Natural received approval to pass on approximately 2 percent rate decreases to residential and commercial customers in Oregon and Washington, effective Nov. 1, 2010. These rate reductions result in the lowest billing rates in six years for the company’s residential and commercial customers.

Rates are established each year under purchased gas adjustment (PGA) mechanisms in Oregon and Washington to reflect the expected cost of natural gas commodity purchases, which includes the company’s cost of gas in inventory and its gas purchases hedged with financial derivatives. The company updated its PGA prices for Oregon and Washington customers in mid-October, and the new rates went into effect Nov. 1, 2010.

NW Natural ranks highest in the U.S. among gas utilities for customer satisfaction

For the seventh consecutive year, NW Natural has ranked among the top utilities for customer satisfaction, earning the highest overall score in the Western U.S. among large utilities according to the J.D. Power and Associates Gas Utility Residential study. The company also received the highest overall score in the nation among 75 gas-only and combination gas and electric utilities. “To consistently have our customers rank us as one of the top utilities in the country for customer satisfaction is an accomplishment we take great pride in, but an honor we don’t take for granted. We will continue to do all we can to exceed customer expectations and to foster the service culture that is at the core of our company’s longevity and success,” said Kantor.

Customer growth

NW Natural’s customer growth for the trailing 12-month-period ending Sept. 30, 2010 was 1.2 percent, with the company serving approximately 667,000 customers. This compared to a growth rate of 1.0 percent at June 30, 2010, and 0.7 percent at Sept. 30, 2009.

Operational results

NW Natural’s utility gas sales and transportation deliveries in the third quarter of 2010 were 163 million therms, compared to 157 million therms in the third quarter of 2009. The increase in usage was due mainly to weather that was colder than the same period a year ago. However, margin from utility operations in the 2010 quarter was $41.3 million, compared to $43.6 million in the third quarter of 2009, with the decrease mainly due to lower incentive gas cost savings in Oregon of $3.2 million.

Volumes sold to residential and commercial customers in the third quarter of 2010 were 56 million therms, a 7 percent increase, compared to 53 million therms in the same quarter of 2009, with the increase due mainly to colder weather and customer growth. Residential and commercial sales margin in the quarter contributed $33.4 million, compared to $31.8 million in 2009’s quarter. NW Natural’s decoupling and weather mechanisms in Oregon adjusted margin down by $1.0 million in the third quarter of 2010, compared to an adjustment to margin down of $0.4 million in the same quarter last year.

Gas deliveries to industrial customers in the third quarter of 2010 were 106 million therms, compared to 104 million therms in the same period of 2009. Margin from industrial customers increased $0.1 million from last year’s third quarter.

Operations and maintenance expense

Operations and maintenance expenses in the third quarter of 2010 were lower by 1 percent at $26.9 million, compared to $27.1 million for the same period in 2009, due mainly to reduced payroll expense and lower bad debt expense.

Year-to-date (nine month) financial and operating highlights

Income and earnings per share

For the nine-month-period, net income was $43.1 million, or $1.62 per share, compared to $43.7 million, or $1.64 per share in 2009. Year-to-date earnings were slightly lower due to significant incentive gas cost savings in 2009 ($14.7 million) compared to 2010 ($1.1 million), partially offset by an increase in utility margin driven by colder weather in the second quarter of 2010 ($5.5 million), a decrease in operation and maintenance expenses ($5.3 million), and property tax refunds ($6.1 million). The company’s 2010 results also benefitted from a $5.0 million regulatory adjustment for income taxes paid, compared to $3.8 million last year.

NW Natural’s utility operations contributed net income of $36.4 million ($1.37 per share) in the period, compared to $36.6 million ($1.38 per share) in last year’s first nine months. Gas storage contributed $6.4 million (24 cents per share), compared to $7.0 million (27 cents per share) in 2009. Other non-utility activities resulted in a small gain in both the 2010 and 2009 periods.

Operational results

The utility’s total gas sales and transportation deliveries in the first nine months of 2010 were 729 million therms, compared to 777 million therms for the same period in 2009. The 6 percent decrease in delivered volumes was largely due to warmer weather and additional customer conservation efforts. Utility margin decreased by $8.1 million (3 percent), due mainly to a $13.6 million decrease in gas cost savings from the company’s incentive sharing mechanism compared to 2009, partially offset by a $5.5 million increase in residential and commercial margins, largely driven by colder weather in the second quarter of 2010. For the nine months ended Sept. 30, 2010, weather was warmer than both the average and last year by 2 percent.

Gas sales to residential and commercial customers in the first nine months of 2010 were 389 million therms, or down 11 percent, compared to 436 million therms in the same period last year. Residential and commercial sales contributed $203 million to margin, compared to $197 million last year. The increase was primarily due to colder weather in the second quarter of 2010. NW Natural’s decoupling and weather mechanisms in Oregon adjusted margin up by $19.7 million in the 2010 period, compared to an adjustment to margin down of $4.3 million in 2009.

Gas deliveries to industrial customers in the period were 341 million therms in the first nine months of 2009 and 2010. Contribution to margin in the first nine months of 2010 was $20.9 million, compared to $20.4 million in the 2009 period.

During the first nine months of 2010, gas purchases were made at prices close to those embedded in rates for the gas contract year, which runs from Nov. 1 to Oct. 31st. Under the company’s sharing mechanism in Oregon, this contributed a $1.1 million benefit to margin in the first nine months of 2010, compared to a benefit of $14.7 million for the same period in 2009. As reported last quarter, the company selected a 90:10 sharing ratio for customers and shareholders related to commodity gains or losses in Oregon. In Washington, all gas costs are passed through to customers as previously noted.

Regulatory adjustment for taxes paid

Based on NW Natural’s year-to-date regulated operations through September 30, 2010, the company recognized $5.0 million of incremental margin revenues from its regulatory adjustment for income taxes paid. For the nine months ended September 30, 2009, the company recognized $3.8 million of incremental margin revenues for income taxes paid.

Operations and maintenance expense

Operations and maintenance expenses for the nine months ended Sept. 30, 2010 were $86.0 million compared to $91.2 million in the 2009 period. The 6-percent O&M decrease was primarily due to lower payroll and lower bad debt expense. Bad debt expense as a percent of revenues billed remained well below 1 percent at 0.15 percent for the 12 months ended Sept. 30, 2010.

Cash flows and capital structure

Cash provided by operations in the first nine months of 2010 was $114.5 million, compared to $199.3 million in the same period in 2009. The decrease is principally related to temporary differences in deferred gas costs and other working capital amounts. Cash requirements for investing activities totaled $150.1 million for the period, up from $96.5 million in the same period of 2009, with the increase primarily due to investments in the Gill Ranch Storage facility.

NW Natural’s capitalization at Sept. 30, 2010, reflected 45.9 percent common equity, 40.2 percent long-term debt, and 13.9 percent short-term debt and current maturities of long-term debt. This compared to 47.5 percent common equity, 47.2 percent long-term debt, and 5.3 percent short-term debt at Sept. 30, 2009.

Outlook for 2010 reaffirmed

NW Natural today reaffirmed that it expects full-year 2010 earnings per share to be in the range of $2.60 to $2.75. The company’s 2010 earnings guidance assumes normal weather conditions, continued customer growth, no significant changes in prevailing regulatory policies and no material earnings impact from the Gill Ranch Storage facility. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s commodity cost sharing mechanism in Oregon, since the company cannot predict future gas cost increases or decreases with reasonable certainty. The company continues to target a dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration

The Board of Directors of Northwest Natural Gas Company has declared a quarterly dividend on the company’s common stock of 43.5 cents, an increase of 5 percent. The dividends will be paid Nov. 15, 2010 to shareholders of record on Oct. 29, 2010. The current indicated annual dividend rate is now $1.74 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on November 5th, to review the company’s 2010 third quarter and year-to-date financial and operating results.

To hear the conference call live, please dial 1-877-317-6789 within the United States, and 1-412-317-6789 from international locations. From Canada, please dial 1-866-605-3852. The pass code is 445077#. To access the replay recording, please call
1-877-344-7529 and enter the conference identification pass code (445077#). To hear the replay from all international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or www.InvestorCalendar.com.

Forward-Looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, estimated project expansion, project costs and completion dates, commodity costs, financial positions, customer growth, customer rates, depreciation rates, workforce levels or job creation, performance, regulatory actions, litigation, earnings expectations, expected dividend payout ratios, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 667,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.5 billion in total assets. Since 1989, the company has operated its 16 Bcf Mist underground storage field in Oregon to serve its utility customers and the regional interstate storage market. NW Natural and its subsidiaries currently own and operate approximately 31 Bcf of combined underground gas storage capacity in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Contacts at NW Natural:

Investor Contact: Bob Hess, 1-800-422-4012, ext. 2388, 503-220-2388 or 503-367-2616

Email: Bob.Hess@nwnatural.com

Or

Media Contact: Kim Heiting, 1-800-422-4012, ext. 5755 or 503-220-5755

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	09/30/10	09/30/09	Change	% Change
Gross Operating Revenues	$95,067	$116,854	$(21,787)	(19%)
Net Income (Loss)	$(7,420)	$(6,733)	$(687)	(10%)

Diluted Average Shares of Common Stock Outstanding	26,606	26,515	91	—
Basic Earnings (Loss) Per Share of Common Stock	$(0.28)	$(0.25)	$(0.03)	(12%)
Diluted Earnings (Loss) Per Share of Common Stock	$(0.28)	$(0.25)	$(0.03)	(12%)

	Nine Months Ended
(Thousands, except per share amounts)	09/30/10	09/30/09	Change	% Change
Gross Operating Revenues	$543,961	$703,269	$(159,308)	(23%)
Net Income	$43,076	$43,716	$(640)	(1%)

Diluted Average Shares of Common Stock Outstanding	26,641	26,608	33	—
Basic Earnings Per Share of Common Stock	$1.62	$1.65	$(0.03)	(2%)
Diluted Earnings Per Share of Common Stock	$1.62	$1.64	$(0.02)	(1%)

	Twelve Months Ended
(Thousands, except per share amounts)	09/30/10	09/30/09	Change	% Change
Gross Operating Revenues	$853,403	$1,052,474	$(199,071)	(19%)
Net Income	$74,482	$76,896	$(2,414)	(3%)

Diluted Average Shares of Common Stock Outstanding	26,624	26,600	24	—
Basic Earnings Per Share of Common Stock	$2.80	$2.90	$(0.10)	(3%)
Diluted Earnings Per Share of Common Stock	$2.80	$2.89	$(0.09)	(3%)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited) Thousands	September 30, 2010	September 30, 2009
Assets:
Current assets:
Cash and cash equivalents	$2,501	$13,736
Restricted cash	924	20,830
Accounts receivable	28,503	28,992
Accrued unbilled revenue	15,399	19,060
Allowance for uncollectible accounts	(1,736)	(1,827)
Regulatory assets	83,545	60,306
Derivative assets	1,864	13,924
Inventories:
Gas	80,955	86,921
Materials and supplies	8,668	9,775
Income taxes receivable	6,762	28,837
Other current assets	11,282	11,014

Total current assets	238,667	291,568

Non-current assets:
Property, plant and equipment	2,528,703	2,299,507
Less accumulated depreciation	711,046	684,769

Property, plant and equipment - net	1,817,657	1,614,738
Regulatory assets	339,786	296,814
Derivative assets	518	3,711
Other investments	68,851	64,841
Other non-current assets	15,898	18,173

Total non-current assets	2,242,710	1,998,277

Total assets	$2,481,377	$2,289,845

Capitalization and liabilities:
Capitalization:
Common stock	$342,271	$336,686
Retained earnings	338,725	308,282
Accumulated other comprehensive income (loss)	(5,675)	(4,094)

Total stockholders’ equity	675,321	640,874
Long-term debt	591,700	637,000

Total capitalization	1,267,021	1,277,874

Current liabilities:
Short-term debt	159,875	71,890
Current maturities of long-term debt	45,000	—
Accounts payable	79,629	61,757
Taxes accrued	10,601	11,353
Interest accrued	12,220	12,287
Regulatory liabilities	31,502	57,096
Derivative liabilities	59,898	39,428
Other current liabilities	28,074	28,891

Total current liabilities	426,799	282,702

Deferred credits and other liabilities:
Deferred tax liabilities	324,166	301,336
Regulatory liabilities	252,425	244,315
Pension and other postretirement benefit liabilities	121,686	119,011
Derivative liabilities	27,211	1,660
Other non-current liabilities	62,069	62,947

Total deferred credits and other liabilities	787,557	729,269

Total capitalization and liabilities	$2,481,377	$2,289,845

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (nine months ended)	September 30, 2010	September 30, 2009
Operating activities:
Net income	$43,076	$43,716
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	47,930	46,704
Undistributed earnings from equity investments	(576)	(927)
Non-cash expenses related to qualified defined benefit pension plans	5,758	7,359
Contributions to qualified defined benefit pension plans	(10,000)	(25,000)
Deferred environmental costs	(5,153)	(8,053)
Settlement of interest rate hedge	—	(10,096)
Other	(1,863)	(2,666)
Changes in assets and liabilities:
Receivables	103,377	136,057
Inventories	(8,666)	(629)
Income taxes receivable	(6,762)	(8,026)
Accounts payable	(39,985)	(43,374)
Accrued interest	6,785	9,502
Accrued taxes	(10,436)	(1,102)
Deferred gas savings - net	(22,582)	28,210
Deferred tax liabilities	23,993	37,523
Other - net	(10,372)	(9,873)

Cash provided by operating activities	114,524	199,325

Investing activities:
Capital expenditures	(185,651)	(85,223)
Restricted cash	34,619	(15,811)
Other	953	4,502

Cash used in investing activities	(150,079)	(96,532)

Financing activities:
Common stock issued - net	4,129	(478)
Long-term debt issued	—	125,000
Change in short-term debt	57,875	(188,961)
Cash dividend payments on common stock	(33,063)	(31,410)
Other	683	(124)

Cash provided by (used in) financing activities	29,624	(95,973)

Increase (decrease) in cash and cash equivalents	(5,931)	6,820
Cash and cash equivalents - beginning of period	8,432	6,916

Cash and cash equivalents - end of period	$2,501	$13,736

Supplemental disclosure of cash flow information:
Interest paid	$23,796	$19,651
Income taxes paid	$21,100	$7,500

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Third Quarter - 2010

	3 Months Ended September 30,			9 Months Ended September 30,			12 Months Ended September 30,
(Thousands, except per share amounts)	2010	2009	Change	2010	2009	Change	2010	2009	Change
Gross Operating Revenues	$95,067	$116,854	(19%)	$543,961	$703,269	(23%)	$853,403	$1,052,474	(19%)
Cost of Sales	46,359	65,302	(29%)	281,221	428,864	(34%)	463,525	652,112	(29%)
Revenue Taxes	2,497	2,926	(15%)	13,410	17,221	(22%)	20,845	25,507	(18%)

Net Operating Revenues	46,211	48,626	(5%)	249,330	257,184	(3%)	369,033	374,855	(2%)

Operating Expenses:
O&M	26,913	27,122	(1%)	85,985	91,248	(6%)	121,841	122,876	(1%)
General Taxes	6,659	6,417	4%	17,451	21,480	(19%)	24,224	27,545	(12%)
D&A	16,003	15,817	1%	47,930	46,704	3%	64,040	65,088	(2%)

Total Operating Expenses	49,575	49,356	—	151,366	159,432	(5%)	210,105	215,509	(3%)

Income (loss) from Operations	(3,364)	(730)	(361%)	97,964	97,752	—	158,928	159,346	—
Other Income and Expense - net	1,333	1,238	8%	5,969	2,860	109%	6,823	3,852	77%
Interest Expense - net	10,632	10,672	—	31,738	30,048	6%	42,327	39,975	6%
Income Tax Expense	(5,243)	(3,431)	(53%)	29,119	26,848	8%	48,942	46,327	6%

Net Income (Loss)	$(7,420)	$(6,733)	(10%)	$43,076	$43,716	(1%)	$74,482	$76,896	(3%)

Common Shares Outstanding:
Average for Period - basic	26,606	26,515		26,571	26,508		26,558	26,500
Average for Period - diluted	26,606	26,515		26,641	26,608		26,624	26,600
End of Period	26,640	26,517		26,640	26,517		26,640	26,517
Earnings (Loss) per Share:
Basic	$(0.28)	$(0.25)	(12%)	$1.62	$1.65	(2%)	$2.80	$2.90	(3%)
Diluted	$(0.28)	$(0.25)		$1.62	$1.64		$2.80	$2.89

Dividends Paid Per Share	$0.415	$0.395		$1.245	$1.185		$1.66	$1.58
Book Value Per Share - end of period	$25.35	$24.17		$25.35	$24.17		$25.35	$24.17
Market Closing Price - end of period	$47.45	$41.66		$47.45	$41.66		$47.45	$41.66

Balance Sheet Data - end of period:
Total Assets	$2,481,377	$2,289,845		$2,481,377	$2,289,845		$2,481,377	$2,289,845
Common Stock Equity	$675,321	$640,874		$675,321	$640,874		$675,321	$640,874
Long-Term Debt (including amounts due in one year)	$636,700	$637,000		$636,700	$637,000		$636,700	$637,000

Operating Statistics:
Total Customers - end of period	666,903	659,292	1.2%	666,903	659,292	1.2%	666,903	659,292	1.2%

Gas Deliveries (therms)
Res. & Comm. Customers	56,210	52,550		388,857	435,709		621,608	654,741
Industrial Firm	8,079	8,180		26,857	28,785		37,519	41,328
Industrial Interruptible	12,124	15,235		42,372	55,502		59,395	76,551
Transportation	86,210	80,658		271,327	257,132		365,128	368,022

Total	162,623	156,623		729,413	777,128		1,083,650	1,140,642

Gas Revenues
Res. & Comm. Customers	$71,864	$82,611		$449,676	$579,820		$718,397	$879,765
Industrial Firm	6,934	9,561		22,334	31,214		32,527	44,950
Industrial Interruptible	7,709	14,122		26,286	49,341		39,061	68,098
Transportation	3,364	3,364		10,082	10,169		13,548	13,747
Regulatory adjustment for income taxes	956	883		4,974	3,770		7,088	4,145
Other Revenues	(723)	1,282		14,917	13,485		22,598	22,362

Total	$90,104	$111,823		$528,269	$687,799		$833,219	$1,033,067

Cost of Gas Sold - Utility	$46,349	$65,280		$281,189	$428,803		$463,474	$652,028
Revenue Taxes	$2,497	$2,926		$13,410	$17,221		$20,845	$25,507
Net Operating Revenues (Utility Margin)	$41,258	$43,617		$233,670	$241,775		$348,900	$355,532

Degree Days
Average (25-year average)	102	102		2,651	2,651		4,265	4,265
Actual	110	61		2,594	2,659		4,318	4,318
Colder (warmer) than Average	8%	(40%)		(2%)	—		1%	1%